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                                 EXHIBIT G-1.2
                            FINANCIAL DATA SCHEDULE



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                                                                   EXHIBIT G-1.2

                              AMEREN CORPORATION
                         UNAUDITED PRO FORMA COMBINED
                          FINANCIAL DATA SCHEDULE UT
                (Thousands of Dollars Except Per Share Amounts)
                        Six Months Ended June 30, 1997


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

                                                                                                      Pro Forma     Pro Forma
        Caption Heading                                                     UE             CIPSCO    Adjustments     Combined
        ---------------                                                 ---------         ---------  -----------    ---------
     1  Total net utility plant                                         5,403,626         1,468,982     103,237     6,975,845
     2  Other property and investments                                    112,578           117,798           0       230,376
     3  Total current assets                                              487,358           199,634      57,312       744,304
     4  Total deferred charges                                             36,186            28,946      (3,775)       61,357
     5  Balancing amount for total assets                                 836,784           169,838           0     1,006,622
     6  Total assets                                                    6,876,532         1,985,198     156,774     9,018,504
     7  Common stock                                                      510,619           356,812    (866,059)        1,372
     8  Capital surplus, paid in                                          716,879                 0     866,059     1,582,938
     9  Retained earnings                                               1,093,678           296,923           0     1,390,601
    10  Total common stockholders equity                                2,321,176           653,735           0     2,974,911
    11  Preferred stock subject to mandatory redemption                         0                 0           0             0
    12  Preferred stock not subject to mandatory redemption               155,197            80,000           0       235,197
    13  Long term debt, net                                             1,861,800           570,379     115,556     2,547,735
    14  Short term notes                                                   68,000                 0           0        68,000
    15  Notes payable                                                           0                 0           0             0
    16  Commercial paper                                                        0            55,481           0        55,481
    17  Long term debt-current portion                                          0                 0      14,444        14,444
    18  Preferred stock-current portion                                         0                 0           0             0
    19  Obligations under capital leases                                   81,386                 0           0        81,386
    20  Obligations under capital leases-current portion                   32,734                 0           0        32,734
    21  Balancing amount for capitalization and liabilities             2,356,239           625,603      26,774     3,008,616
    22  Total capitalization and liabilities                            6,876,532         1,985,198     156,774     9,018,504
    23  Gross operating revenue                                         1,037,212           420,261      96,842     1,554,315
    24  Federal and state income taxes expense                             69,628            16,165       4,136        89,929
    25  Other operating expenses                                          797,913           356,661      81,859     1,236,433
    26  Total operating expenses                                          867,541           372,826      85,995     1,326,362
    27  Operating income (loss)                                           169,671            47,435      10,847       227,953
    28  Other income (loss), net                                           (1,011)             (109)     (5,925)       (7,045)
    29  Income before interest charges                                    168,660            47,326       4,922       220,908
    30  Total interest charges                                             67,388            17,684       4,922        89,994
    31  Net income                                                         96,863            27,800           0       124,663
    32  Preferred stock dividends                                           4,409             1,842           0         6,251
    33  Earnings available for common stock                                96,863            27,800           0       124,663
    34  Common stock dividends                                            129,697            35,773       8,794       174,264
    35  Total annual interest charges on all bonds*                             0                 0           0             0
    36  Cash flow from operations                                         193,403             5,063      20,992       219,458
    37  Earnings per share-primary                                          $0.95             $0.82           0         $0.91
    38  Earnings per share-fully diluted                                    $0.95             $0.82           0         $0.91

        *Required on fiscal year-end only
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